EXHIBIT 23.6

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Bralorne Project, BC, Canada with an effective date of October 20, 2016, and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2017 and incorporated by reference to this Registration Statement, and also to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

/s/ Jasman Yee

Jasman Yee, P. Eng.

Dated: August 21, 2018